As filed with the Securities and Exchange Commission on January 19, 2023

Registration No. 333-165530

Registration No. 333-175390

Registration No. 333-189565

Registration No. 333-221838

Registration No. 333-250276

Registration No. 333-256993

Registration No. 333-266549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165530

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175390

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189565

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221838

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-250276

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256993

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266549

Under

The Securities Act of 1933

AVEO Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3581650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Winter Street Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

AVEO Pharmaceuticals, Inc. 2019 Equity Incentive Plan, as amended

AVEO Pharmaceuticals, Inc. Second Amended and Restated 2010 Stock Incentive Plan

AVEO Pharmaceuticals, Inc. Amended and Restated 2010 Employee Stock Purchase Plan

AVEO Pharmaceuticals, Inc. 2002 Stock Incentive Plan

(Full title of the plan)

Erick Lucera

Chief Financial Officer

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

(Name and address of agent for service)

(857) 400-0101

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-165530, filed with the SEC on March 17, 2010, pertaining to the registration of (i) 3,601,724 shares of common stock of the Registrant, $0.001 par value per share (“Common Stock”), subject to outstanding stock option awards under the AVEO Pharmaceuticals, Inc. 2002 Stock Incentive Plan, (ii) 1,877,251 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) and (iii) 250,000 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. 2010 Employee Stock Purchase Plan (the “2010 ESPP”);

•

Registration Statement No. 333-175390, filed with the SEC on July 7, 2011, pertaining to the registration of 3,000,000 shares of Common Stock reserved for issuance under the 2010 Stock Incentive Plan; and

•

Registration Statement No. 333-189565, filed with the SEC on June 25, 2013, pertaining to the registration of (i) 3,000,000 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. Amended and Restated 2010 Stock Incentive Plan and (ii) 514,000 shares of Common Stock reserved for issuance under the 2010 ESPP, as amended;

•

Registration Statement No. 333-221838, filed with the SEC on November 30, 2017, pertaining to the registration of 3,500,000 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. Second Amended and Restated 2010 Stock Incentive Plan (“Second Amended and Restated 2010 Stock Incentive Plan”);

•

Registration Statement No. 333-250276, filed with the SEC on November 20, 2020, pertaining to the registration of (i) 2,300,000 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. 2019 Equity Incentive Plan (the “2019 Stock Incentive Plan”), and (ii) an additional number of shares (up to 1,068,901 shares of Common Stock) as is equal to the sum of (A) the number of shares of Common Stock that remained available for issuance under the Second Amended and Restated 2010 Stock Incentive Plan as of the date the Registrant’s stockholders approved the 2019 Equity Incentive Plan at the Registrant’s 2019 annual meeting of stockholders and (B) the number of shares of Common Stock subject to awards outstanding under the Second Amended and Restated 2010 Stock Incentive Plan, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Registrant pursuant to a contractual repurchase right;

•

Registration Statement No. 333-256993, filed with the SEC on June 10, 2021, pertaining to the registration of (i) 2,200,000 shares of Common Stock reserved for issuance under the 2019 Stock Incentive Plan and (ii) 500,000 shares of Common Stock reserved for issuance under the AVEO Pharmaceuticals, Inc. Amended and Restated 2010 Employee Stock Purchase Plan (“Amended and Restated 2010 ESPP”); and

•

Registration Statement No. 333-266549, filed with the SEC on August 5, 2022, pertaining to the registration of (i) 4,000,000 shares of Common Stock reserved for issuance under the 2019 Stock Incentive Plan and (ii) 300,000 shares of Common Stock reserved for issuance under the Amended and Restated 2010 ESPP.

On January 19, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 18, 2022, among LG Chem Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), and Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned indirect subsidiary of LG Chem (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 19, 2023.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Michael Bailey
Name:	Michael Bailey
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.